Exhibit 19

RYMAN HOSPITALITY PROPERTIES, INC.

STATEMENT OF COMPANY POLICY REGARDING INSIDER TRADING

This Policy is Applicable to All Directors, Officers
and Employees of the Company.

The Need for a Policy Statement

Ryman Hospitality Properties, Inc., a Delaware corporation (together with its affiliates and subsidiaries, unless context otherwise requires, the “Company”) has adopted the following policy (the “Policy”) to provide guidelines with respect to transactions in Company securities and the handling of material nonpublic information about the Company, the companies with which the Company does business or any other company as a result of such Company Insider’s service or employment with the Company. Each Company Insider is responsible for ensuring that such Company Insider does not violate federal or state securities laws or this Policy. This policy is designed to promote compliance with the federal and state securities laws and to protect the Company, as well as Company Insiders, from the very serious liabilities, penalties and reputational damage that can result from violations of these laws.

Engaging in transactions in securities while in possession of material nonpublic information (“insider trading”) or the selective disclosure of such information to others who may trade or advise others to trade (“tipping”) is prohibited by federal and state laws. Insider trading and/or tipping also compromises the Company’s reputation for integrity and ethical conduct, a reputation that the Company and its employees and directors have all worked hard to establish and cannot afford to have damaged.

Certain Defined Terms

“Applicable Person” means each Company Insider and any Related Party thereof.

“Company Insider” means (i) every officer, director and employee of the Company, and this Policy extends to activities within and outside their duties to the Company; and (ii) other persons designated by the Company, such as contractors or consultants who have access to material nonpublic information.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Related Party” means (i) all members of a Company Insider’s family who reside with such Company Insider (including a spouse, children, children away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in the Company Insider’s household and any family members who do not live in the Company Insider’s household if the Company Insider directs, influences or controls their securities transactions; and (ii) any entities that a Company Insider influences or controls, including any corporations, limited liability companies, partnerships or trusts; and (iii) in the case of any Section 16 Person, any other individual or entity whose ownership is otherwise required to be reported on any filings made by such person under Section 16 of the Exchange Act.

“Section 16 Person” means any member of the board of directors or any individual who is serving as an “officer” (as defined by Exchange Act Rule 16a-1(f) (or any successor provision thereof)) of the Company.

Potential Penalties for Insider Trading Violations

The penalties provided by applicable law for trading on or communicating material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers. Any person violating applicable insider trading or tipping laws can be subject to various penalties even if the person does not personally benefit from the violation. Penalties for violating insider trading or tipping laws may include imprisonment or other criminal penalties, civil penalties, civil injunctions and the disgorgement of profits from or losses avoided as a result of such offense. In addition, the federal securities laws impose potential liability on companies and other “controlling persons” (as defined in the Exchange Act) if they fail to take reasonable steps to prevent insider trading or tipping violations by applicable personnel. Moreover, in addition to the authority of the Securities and Exchange Commission (“SEC”) to investigate and prosecute offenders, applicable federal law includes a bounty provision permitting payments to persons who provide information leading to the imposition of a civil penalty for insider trading violations, and also provides a private right of action under certain circumstances in connection with insider trading violations.

In addition, violation of this Policy or federal or state insider trading or tipping laws by any person may, in the case of a director, subject the director to dismissal proceedings and, in the case of an officer or employee, subject the officer or employee to disciplinary action by the Company including termination for cause. Additionally, any penalty—

even an investigation which does not result in legal action—can tarnish one’s reputation and irreparably damage a career.

Policy Statement on Insider Trading

Policy. It is the policy of the Company that no Applicable Person while aware of material nonpublic information may (a) engage in any transaction in Company securities (other than pursuant to a pre-approved trading plan that complies with Rule 10b5-1, including the Company’s Individual Rule 10b5-1 Trading Plan Guidelines, which are attached hereto as Annex A), (b) engage in any transaction in the securities of any other company or otherwise take any action to take advantage of such material nonpublic information (including entering into any transaction involving the securities of another company that is economically-linked to the Company, inclusive of all significant Company partners, collaborators, customers, suppliers, vendors, industry peers, or competitors of the Company, or a company that is involved in a potential transaction or other business relationship with the Company), or (c) communicate such material nonpublic information to others outside the Company, including Related Parties, other family and friends, in violation of applicable law.

Transactions by Related Parties.  The terms of this Policy will apply to any Related Party of a Company Insider, and transactions by any such Related Party will generally be treated as if they were for the Company Insider’s own account. Company Insiders are responsible for the compliance with this Policy by any Related Party, and as such Company Insiders should make sure that each Related Party is aware of the need to confer with the Company Insider before they engage in transactions in Company securities.

Company Securities Subject to Policy.  Except as otherwise set forth herein, this Policy applies to any and all transactions in the Company’s securities, including transactions in common stock, preferred stock, restricted stock, restricted stock units, options, puts, calls, gifts, short sales, hedging, pledging and any other type of securities that the Company may issue from time to time. This Policy includes trades made pursuant to any investment direction under employee benefit plans as well as trades in the open market. For example, sales of stock acquired through the Company’s 2024 Omnibus Incentive Plan (or other stock plan) or transactions in the self-directed portion of the Company’s 401(k) Savings Plan are covered by this Policy. This Policy also applies to the exercise of options with an immediate sale of some or all of the shares through a broker.

If a Company Insider (“you” or “yours”) has any questions about whether a transaction you (or a Related Party of yours) are considering may be covered by this Policy, you should seek advice from the Company’s General Counsel, who has been designated as the Compliance Officer to monitor compliance with this Policy.

Rule 10b5-1 Trading Plans

Rule 10b5-1 presents an opportunity for directors, officers and employees to establish arrangements to sell, purchase, or gift Company securities without the restrictions of trading windows and black-out periods, even while in possession of material nonpublic information. Rule 10b5-1 will protect directors, officers and employees from insider trading liability under Rule 10b5-1 for transactions under a previously established contract, plan or instruction to trade in the Company’s stock (a “Trading Plan”) entered into (i) while not in possession of material nonpublic information, (ii) in good faith and (iii) in accordance with the terms of Rule 10b5-1 and all applicable state laws and will be exempt from the trading restrictions set forth in this Policy. All Trading Plans adopted by directors, officers and employees of the Company must be pre-cleared by the Company’s General Counsel, and must comply with the Company’s Individual Rule 10b5-1 Trading Plan Guidelines, which are attached hereto as Annex A.

Trading Plans do not exempt individuals from complying with Section 16 short-swing profit rules or liability. Furthermore, Trading Plans only provide an “affirmative defense” in the event there is an insider trading lawsuit. It does not prevent someone from bringing a lawsuit.

Considerations Related to Insider Trading

Tipping.  You must not disclose or otherwise communicate material nonpublic information to others (except persons within the Company or third-party agents of the Company, such as outside legal counsel or independent advisors of the Company, whose positions require them to be aware of the information) or recommend or express any opinion concerning any transaction in any securities on the basis of such material nonpublic information. This practice, known as “tipping”, also violates the securities laws and can result in the same civil and criminal penalties that apply to insider trading, whether or not the tipper derives any benefit from another’s actions. To avoid tipping (or even creating the appearance of tipping) you should be careful to avoid discussing material nonpublic information in any place where they might be overheard (i.e., in restaurants, elevators or airplanes).

Benefit of Hindsight.  If your securities trading transactions become the subject of scrutiny, they will be viewed after the fact with the benefit of hindsight.  As a result, questions concerning the materiality of particular information should be resolved in favor of materiality, and trading should be avoided. If you learn something that leads you to want to engage in a securities transaction, chances are that information will be considered material in any subsequent investigation or litigation.

No Exceptions.  Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are no exception to this Policy. Even the appearance of an improper transaction should be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

Definition of Material Nonpublic Information

Material Information. Information is generally deemed material if a reasonable investor (i) is substantially likely to consider it important in making an investment decision to buy, hold or sell a security, or (ii) will view it as significantly altering the “total mix” of information made available. Therefore, any information that could reasonably be expected to affect the price of a security is material. Material information is not limited to financial information, and both positive and negative information can be considered material. There is no bright-line standard for assessing materiality. Instead, materiality is based on an assessment of all the facts and circumstances, and is often evaluated with the benefit of hindsight. While it is not possible to define all categories of that could be deemed “material,” the following matters ordinarily should be considered material:

●	Projections of future earnings or losses or changes in such projections;
●	Financial performance, especially quarterly and year-end earnings or significant changes in financial performance;
●	Actual changes in earnings;
●	A pending or prospective joint venture, merger, acquisition, tender offer or financing;
●	A significant sale of assets or disposition of a subsidiary;
●	A gain or loss of a significant contract, customer or supplier or significant material changes in the profitability status of a current contract;
●	The opening of a new property or development or release of a new product or service;
●	Changes in a previously announced schedule for the opening of a new property, development or release of a new product or service;
●	Changes in management, other major personnel changes or labor negotiations;
●	Changes in compensation policy;
●	Significant accounting developments;
●	Changes in the Company’s auditors or auditor notification that the Company may no longer rely on an auditor report;
●	Actual or threatened major litigation, or the resolution of such litigation;
●	Significant breaches of information technology systems or other events impacting cybersecurity;
●	The contents of forthcoming publications that may affect the market price of the Company’s securities;
●	Significant increases or decreases in dividends, changes in the cadence of dividends, or the declaration of a stock split or the offering of additional securities; or
●	Financial liquidity problems.

Nonpublic Information. Nonpublic information is information that is not generally known or available to the public nor widely disseminated. Information is considered to be available to the public only when it has been released to the public through appropriate channels, e.g., by means of an announcement on the Dow Jones broad tape, a wire service such as AP, radio, television, newspapers and magazines of wide circulation or documents filed or furnished with the SEC, and enough time has elapsed to permit the investment market to absorb and evaluate the information. As a general rule, information is considered nonpublic until the third full business day after public disclosure. Thus, you should refrain from trading or communicating such information, until the third full business day after the public announcement.

Any Company Insider who is unsure whether the information that he or she possesses is material or nonpublic should consult the Company’s General Counsel and Secretary for guidance before (A) trading in any (i) Company securities or (ii) securities of another publicly traded company that is economically-linked to the Company, inclusive of all significant Company partners, collaborators, customers, suppliers, vendors, industry peers, or competitors of the Company, or (B) disclosing or otherwise communicating such information to others.

Confidentiality Procedures

Maintaining the confidentiality of Company information is essential for competitive, security and other business reasons, as well as to comply with securities laws. All information a Company Insider learns about the Company or its business plans in connection with such Company Insider’s employment or service to the Company is potentially “inside” information until publicly disclosed by the Company. The Company Insider should treat all such information as confidential and proprietary to the Company. The Company Insider may not disclose it to others, including but not limited to any Related Party, any other family members, other relatives or business or social acquaintances, who do not need to know the information as part of their work or service for the Company.

Company Insiders who are in possession of material nonpublic information about the Company should therefore take steps to ensure that the confidentiality of such information is protected. Such steps may include: adopting code names, using passwords for computerized information, shredding confidential documents, locking files and desk drawers containing sensitive information, labeling documents “confidential,” limiting the copying of sensitive documents and maintaining a record of other employees who request access to confidential documents or files.

Also, the timing and nature of the Company’s disclosure of material information to outsiders is subject to legal rules, the breach of which could result in substantial liability to the Company Insider, the Company and its management. Accordingly, it is important that only specifically designated representatives of the Company discuss the Company with the news media, securities analysts, and investors. Inquiries of this type received by a Company Insider should be referred to the Company’s General Counsel.

Certain Transactions

Hedging. The Company considers it inappropriate for any Company Insider to engage in any transactions designed to hedge or offset any decrease in the market value of the Company’s equity securities (commonly referred to as “hedging” or “monetization” transactions), because such transactions may permit you to continue to own the Company’s securities but without the full risks and rewards of ownership, resulting in you no longer having the same objectives as the Company’s other shareholders. Accordingly, hedging transactions, including, but not limited to, through the use of financial instruments such as exchange funds, equity swaps, puts, calls, collars, forwards and other derivative instruments, or through the establishment of a short position in the Company’s equity securities, are prohibited.

Gifts.  Except as otherwise provided below, any gifts of Company securities are transactions subject to the terms of this Policy.

Vesting of Stock-Based Awards.  This Policy does not apply to the vesting of restricted stock awards, restricted stock unit awards, performance share awards or other stock-based awards of the Company, or the exercise of tax withholding rights via net settlement procedures pursuant to which the Company withholds shares of common stock to satisfy tax withholding requirements upon the vesting of any such stock-based awards; provided, however, that this Policy applies to any broker-assisted or other market sales of the Company’s common stock to satisfy such tax withholding requirements.

Exercise of Stock-Based Awards.  This Policy does not apply to the exercise of any stock option award or other stock-based awards of the Company; provided, however, that (i) any such exercise by a Section 16 Person is subject to the pre-clearance procedures; and (ii) the sale of any Company common stock acquired upon the exercise of any such award is subject to this Policy. In addition, this Policy does not apply to net settlement procedures in connection with the exercise of any stock option award or other stock-based awards of the Company pursuant to which the Company withholds shares of common stock to satisfy tax withholding requirements or to satisfy any applicable exercise price of any such award; provided, however, that this Policy applies to any broker-assisted or other market sales of the Company’s common stock to satisfy such tax withholding requirements or such exercise price obligations.

Standing and Limit Orders.  Standing and limit orders (excluding standing and limit orders pursuant to the terms of any Rule 10b5-1 plans, as described in this Policy) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when the owner is aware of material non-public information. The Company therefore strongly discourages placing standing or limit orders on the Company’s securities. If a person subject to this Policy determines that such person must use a standing or limit order with respect to Company securities, the order should be limited to a short duration and any transactions in connection therewith must otherwise comply with this Policy.

Short Sales.  Short sales of the Company’s securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, short sales of the Company’s securities by Applicable Persons are prohibited. Moreover, Section 16(c) of the Exchange Act prohibits any Section 16 Person from engaging in short sales with respect to equity securities.

Margin Accounts and Pledging.  Securities held in a margin account as collateral for a margin loan may be sold by a broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material non-public information or otherwise is not permitted to trade in the Company’s securities, each Applicable Person is prohibited from holding the Company’s securities in a margin account or otherwise pledging the Company’s securities as collateral for a loan, except as set forth in the Company’s Policy Regarding Special Trading Procedures.

Publicly Traded Options.  Given the relatively short term of publicly-traded options, transactions in options may create the appearance that a person is trading based on material non-public information. Additionally, transactions in options may focus a person’s attention on short-term performance at the expense of a company’s long-term objectives. Accordingly, transactions in puts, calls or other derivative securities in relation to the Company’s securities by any Applicable Person is prohibited.

Transactions Following Termination of Service

This Policy continues to apply to transactions in Company securities after termination of service to the Company. If an Applicable Person is in possession of material nonpublic information when such Applicable Person’s service terminates, such Applicable Person may not trade in the Company’s securities until any such material nonpublic information has become public or is no longer material.

Personal Responsibility; Assistance

Each Company Insider should remember that the ultimate responsibility for adhering to this Policy and avoiding improper trading or tipping rests with such Company Insider. In this regard, it is important that each Company Insider use such Company Insider’s best judgment.

Compliance with this Policy by all Applicable Persons is of the utmost importance both for such Applicable Person and for the Company. Any person who has any questions about the application of this Policy to any particular situation should seek guidance from the Company’s General Counsel. You should consult your legal and financial advisors as needed. Any action on the part of the Company, the Company’s General Counsel, (or the General Counsel’s designee) or any other employee or any director pursuant to this Policy (or otherwise) does not constitute legal advice or insulate a person from liability under applicable securities laws.

Adopted effective as of December 5, 2024.

Annex A to Statement of Company Policy Regarding Insider Trading
Individual Rule 10b5-1 Trading Plan Guidelines

The Securities and Exchange Commission enacted Rule 10b5-1 (the “Rule”) to give directors, officers and employees who were often in possession of material, nonpublic information (“Insiders”) greater flexibility to engage in transactions in their company’s stock. If Insiders follow the requirements of the Rule, Insiders will have an affirmative defense from insider trading liability for trades made under an effective written plan for trading securities (commonly referred to as a Rule 10b5-1 Plan). In each case, Insiders must act in good faith with respect to the Rule 10b5-1 Plan (“Plan”) and not as part of a scheme to evade the prohibitions against unlawful insider trading.

As set forth in the Ryman Hospitality Properties, Inc. Statement of Company Policy Regarding Insider Trading (the “Policy”), the Company permits its Insiders to purchase or sell shares of Company common stock pursuant to a Plan under certain circumstances. The Company has set forth the following guidelines (the “Guidelines”) to provide Insiders with clarity as to what parameters must be followed in order to adopt a Plan that is compliant with the Company’s Policy. These Guidelines are in addition to, and not in lieu of, the requirements and conditions of the Rule. Any questions regarding the Guidelines should be directed to the Company’s General Counsel.

1.Pre-Clearance. All Plans must be submitted in writing and pre-cleared by the Company’s General Counsel (or the General Counsel’s designee) at least five (5) trading days prior to the entry into the Plan. The Company reserves the right to withhold pre-clearance of any Plan that the Company determines is not consistent with the rules regarding such Plans. Notwithstanding any pre-clearance of a Plan, the Company assumes no liability for the consequences of any transaction made pursuant to such Plan.

2.Plan Adoption. All Plans must be entered into during an open trading window and when the Insider is not in possession of any material, nonpublic information.

3.Plan Format. All Plans must be in writing and must not allow the Insider to exercise any subsequent influence over how, when or whether to effect trades in Company securities under the Plan. Additionally, Plans must (a) expressly state the amount, price and dates on which transactions may be executed, (b) provide a written formula for determining amounts, prices and dates or (c) delegate discretion on those matters to an independent third party.

4.Cooling-Off Period.

A.If the Insider is a Company director or officer (as defined in Rule 16a-1 under the Securities Exchange Act of 1934, as amended (a “Section 16 Person”)), the Plan must not permit any trades to occur until the later of (a) 90 days following adoption or modification of the Plan or (b) two (2) business days following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the fiscal quarter in which the Plan was adopted or modified (but, in any event, this required cooling-off period is subject to a maximum of 120 days after adoption of the Plan).
B.If the Insider is not a Section 16 Person (but is also not the Company), the Plan must not permit any trades to occur until the expiration of a cooling-off period 30 days after the adoption or modification of such Plan.

5.Multiple Plans. Pursuant to the Rule, a person may only rely on the affirmative defense for a single-

trade plan once during any consecutive 12-month period. A single-trade plan is a 10b5-1 trading plan designed to effect the purchase or sale of the total amount of the securities subject to the plan as a single transaction. Further, only one Plan may be in effect at any time, unless one of three exemptions is met, which are:

A.A person may enter into more than one Plan with different broker-dealers or other agents and treat the Plans as a single Plan so long as, when taken as a whole, the “plan” complies with all of the rule’s requirements;
B.A person may adopt one later-commencing Plan so long as trading under the later-commencing Plan is not authorized to begin until after all trades under the earlier-commencing Plan are completed or expire without execution. If the earlier-commencing Plan is terminated earlier, the later-commencing Plan must have a cooling-off period that starts when the first Plan terminates; and

C.A person may have an additional Plan set up solely to sell securities as necessary to satisfy tax-withholding obligations arising exclusively from the vesting of a compensatory award, otherwise known as a “sell-to-cover” transaction.

6.Trades Outside of the Plan. Once a Plan is established, Insiders may transact in securities that are not subject to the currently existing Plan. Such transactions continue to be subject to the Company’s Policy, including, to the extent applicable, the pre-clearance provisions and procedures of the Company’s Policy Regarding Special Trading Procedures, as applicable. Under no circumstances will opposite-way open market transactions be permitted.
7.Plan Duration. The minimum duration of a Plan is six months and the maximum duration is two years.
8.Certification. When entering into a Plan, an Insider must certify that at the time of adoption of the Plan that the Insider: (1) is not aware of any material, non-public information; and (2) is adopting the Plan in good faith and not as part of a plan or scheme to evade the prohibitions of the Rule.
9.Modifications. Plan modifications are prohibited. As provided in the Rule, any modification or change to the amount, price, or timing of the purchase or sale of the securities underlying a Plan is a termination of such Plan and the adoption of a new Plan. In addition, a Plan modification, such as the substitution or removal of a broker that is executing trades pursuant to a Rule 10b5-1 arrangement on behalf of the person, that changes the price or date on which purchases or sales are to be executed, is a termination of such Plan and the adoption of a new Plan.
10.Early Terminations. The early termination of a Plan could affect the availability of the Rule’s affirmative defense for prior Plan transactions if it calls into question whether the Plan was entered into in good faith and not as part of a plan to avoid the insider trading rules. Because of this risk, early terminations are strongly discouraged. In the event an Insider determines to terminate a Plan early, every effort should be taken to terminate the Plan during an open window. Early termination of a Plan during a quiet (or blackout) period requires extenuating circumstances and is subject to legal review. In the event an Insider early terminates his or her Plan, such Insider (i) will be subject to the cooling-off period for the subsequent Plan that starts when the first Plan is terminated, as noted above, and (ii) may be (A) prohibited from adopting future Plans, (B) prohibited from transacting in securities outside of a Plan, or (C) subject to other restrictions at the sole discretion of the Company’s General Counsel.
11.Brokers and Broker Reporting. Each Plan must require the broker counterparty to promptly report to the Company’s designated representative the details of every transaction executed under a Plan, but in any event, such detail shall be provided no later than one (1) trading day after the execution date.
12.Public Disclosure of Plan Transactions. Transactions executed pursuant to a Plan will be indicated as such on the Insider’s Form 4, if applicable. In addition, beginning with the first periodic filing that covers the Company’s first full fiscal period that begins on or after April 1, 2023, the Company will be required to disclose in its periodic reports (i.e., 10-Qs and 10-Ks) the adoption or termination of a Plan by any Section 16 Person during the last completed quarter, including a description of the material terms of such a Plan, other than terms with respect to price.
13.Securities Laws. A Plan does not relieve Insiders from their obligations to comply with the requirements of applicable securities laws. You will need to coordinate with your broker and the Company to ensure that all of these requirements are satisfied and that all required notices and reports are timely and accurately filed.

RYMAN HOSPITALITY PROPERTIES, INC.

COMPANY POLICY REGARDING SPECIAL TRADING PROCEDURES

This Policy is Applicable Only to Directors, Section 16 Executive Officers and Other Employees
Designated by the Company.

Concurrently with the adoption of this Company Policy Regarding Special Trading Procedures (this “Trading Policy”), Ryman Hospitality Partners, Inc., a Delaware corporation (together with its affiliates and subsidiaries, unless context otherwise requires, the “Company”) has adopted a Statement of Company Policy Regarding Insider Trading, including the Company’s Individual Rule 10b5-1 Trading Plan Guidelines attached as Annex A thereto (collectively, the “Insider Trading Statement”) applicable to all Company directors, officers and employees and such other persons as specified therein, which also has been furnished to you. This Trading Policy places limitations, in addition to those included in the Insider Trading Statement, on transactions in certain securities for directors, executive officers and certain other employees who may have regular access to material nonpublic information in the performance of their duties (“Covered Persons”).

To provide assistance in preventing inadvertent violations and avoiding even the appearance of an improper transaction (which could result, for example, where a Covered Person engages in a trade while unaware of a pending major development), the procedures set forth below must be followed by all Covered Persons.

Blackout Periods and Preclearance

The Company has put in place “blackout” periods during which Covered Persons shall refrain from trading (including purchases, sales, gifts or other transactions) in Company securities. It is Company policy that a Covered Person may not trade Company securities during the four calendar periods commencing at market close on the 20th calendar day of the third month of the then-current fiscal quarter and ending, in each case, on the third full business day after the Company’s annual or quarterly earnings release.

In unusual circumstances, such as a significant announcement that may likely affect the Company, the Company may impose a special blackout period. If you are subject to special blackout, you will be notified by the Company’s General Counsel. However, the existence of a special blackout period generally will not be announced other than to those who are aware of the event giving rise to the blackout. Accordingly, if you are notified of a special blackout period you should not disclose the existence of the blackout to others.

The “blackout” periods do not apply to stock option exercises or other periodic or regular savings or deferred compensation plan purchases, unless the Company has suspended such option exercises or purchases (which would occur only under unusual circumstances). Moreover, the “blackout” periods would not apply to transactions pursuant to a previously submitted written plan approved by the Company’s General Counsel, as consistent with Rule 10b5-1 including the Insider Trading Statement.

However, the “blackout” periods do cover market sales of stock received pursuant to the 2024 Omnibus Incentive Plan (or other stock plan) and transfers into or out of the Company’s stock fund under the 401(k) Savings Plan. In addition, transactions involving Company securities held by or in the name of any member of a Covered Person’s family who resides with such Covered Person, including a spouse, children, children away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws, anyone else who lives in the Covered Person’s household and any family members who do not live in the Covered Person’s household if the Covered Person directs, influences or controls their securities transactions, as well as other entities such as trusts, corporations and partnerships in which he or she has an interest (collectively, each a “Related Party”), also are restricted.

It is Company policy that all transactions by the Company’s directors, executive officers and other senior officers (a group more narrow than the Covered Persons) involving Company securities must be specifically precleared by the Company’s General Counsel. If the Company’s General Counsel desires to complete any trades involving Company securities, the General Counsel must first obtain approval of the Chief Executive Officer of the Company.

If, upon requesting approval, a Covered Person is advised that Company securities may be traded, the individual may buy, sell or gift the securities within two full business days after receiving permission, provided that the individual does not acquire material nonpublic information during that time. If for any reason the trade is not completed within the two full business days, preclearance must be obtained again before the securities may be traded. If, upon requesting approval or otherwise, a Covered Person is advised that the securities may not be traded, the individual may not buy, sell or gift any securities under any circumstances, or inform anyone within or outside the Company of the restriction. This trading restriction will remain in effect until the individual subsequently receives preclearance to trade.

Section 16

Periodic Reporting

Section 16(a) of the Securities Exchange Act of 1934 (the “1934 Act”) requires that directors, executive officers and beneficial owners of at least ten-percent of the Company’s common stock file reports with the Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange (the “NYSE”) concerning their beneficial ownership of equity securities of the Company and changes in such holdings. The SEC’s rules essentially include two beneficial ownership concepts. The first, used in determining who is a greater than ten-percent stockholder required to file Section 16 reports, focuses on a person’s voting or investment power over securities as a major factor in determining beneficial ownership. As a practical matter, if a person has sole or shared voting or investment power over securities that will usually be sufficient to find that those securities are beneficially owned for purposes of Section 16.

Once a person, whether an executive officer, director or greater than ten-percent stockholder, is required to file Section 16 reports, the SEC uses a second beneficial ownership concept, based on such person’s direct or indirect “pecuniary interest” in securities, to determine which transactions need to be reported and are subject to potential profit disgorgement. Essentially, this second test is predicated on an insider’s ability to profit from purchases or sales of securities. In determining the existence of a pecuniary interest, a person has a pecuniary interest in securities held by members of his or her immediate family if they share the same household. A person may also be held to be the beneficial owner of securities held by a partnership, corporation, trust or other entity over which he or she has a controlling influence. Finally, special rules exist for fiduciaries and beneficiaries of trusts and partners of partnerships. Given the difficulty of applying Section 16’s “beneficial ownership” and “pecuniary interest” concepts, the Company is prepared to assist executive officers, directors and other filing persons in making such determinations.

The initial filing report is the Form 3, which lists direct or indirect stock ownership (including ownership by immediate family members) as of the date a person elected a director or executive officer of the Company. Virtually all transactions directly or indirectly affecting Company stock ownership by a Covered Person, his or her immediate family and other entities in which he or she has an interest must be reported. This includes transactions conducted pursuant to the Company’s employee benefit plans. Generally, a Form 4 is due any time a Covered Person’s stock ownership changes. There is also an annual end-of-year Form 5 filing that is required to be filed in certain circumstances. These reports must be filed with the SEC, the NYSE and the Company and become a matter of public record.

The Form 3 must be received by the SEC within ten days after the date on which a person first becomes a director, executive officer or ten-percent holder subject to Section 16. A Form 4 must be received by the SEC within two days after there has been a non-exempt transaction which results in a change in beneficial ownership. The Form 5 must be received by the SEC within 45 days of the Company’s fiscal year end by every person who was an insider at any time during the fiscal year and who had an exempt transaction not otherwise reported. As part of the 1934 Act, the Company will be required to report by name in the Form 10-K or proxy statement any failures to file or late filings of Forms 3, 4 or 5 by executive officers or directors.

Directors and executive officers will also be required to file a Form 4 for non-exempt transactions completed after they cease to be a director or executive officer of the Company if such transactions occur within six months of their last non-exempt transaction while an executive officer or director. Moreover, no later than 45 days after the end of the fiscal year in which the resignation occurs, a Form 5 may be required with respect to certain exempt transactions. Furthermore, a Form 5 may be required to report any exempt or otherwise reportable transactions in the six-month period after ceasing to be an executive officer or director. The consequences of a late filing or a failure to file under the SEC rules may be significant. For example:

●	Fines for each filing violation by an executive, director or greater than ten-percent stockholder, cease and desist orders, director and officer bars and injunctions.
●	Disclosure in the Company’s Proxy Statement or Form 10-K.

Under the SEC rules, the filing requirements are solely the responsibility of the individual executive officer or director; however, the Company has a program in place to assist and monitor these filings. Please contact the Company’s General Counsel for assistance. As in the past, the Company will prepare and mail the Forms; however, it remains the responsibility of directors and executive officers to timely notify the Company of any stock transactions and to review, approve and sign the Forms. If a director or executive officer elects to mail his or her own Form, he or she is asked to retain a written receipt from the post office or other service and deliver a copy of the Form and receipt to the Company.

You should consult your legal and financial advisors as needed. Any action on the part of the Company, the Company’s General Counsel (or the General Counsel’s designee) or any other employee or any director pursuant to this policy (or otherwise) does not constitute legal advice or insulate a person from liability under applicable securities laws.

Short-Swing Profits

Supplementing the reporting requirements of Section 16(a) is the “short-swing” trading provision contained in Section 16(b) of the 1934 Act. Section 16(b) provides that any profit realized by an executive officer or director from any purchase and sale, or sale and purchase, of any equity security of the Company within any period of less than six months shall inure to, and be recovered by, the Company. Unlike other provisions in the federal securities laws, intent to take unfair advantage of non-public information is not required for recovery under Section 16(b). In other words, transactions in the Company’s securities within six months of one another can lead to disgorgement, irrespective of the reasons for or purposes of the transaction. The recovery for short-swing profits belongs to the Company and cannot be waived. Additionally, the 1934 Act authorizes stockholders to bring these actions under certain circumstances.

It is irrelevant for Section 16(b) purposes whether the purchase or the sale comes first. Furthermore, courts will match the lowest purchase price with the highest sale price. Thus, although the executive officer or director may have realized an overall economic loss, he or she may be treated for Section 16(b) purposes as having realized a profit.

Most exercises and conversions of derivative securities, including option exercises, are not considered a purchase; however, the acquisition still must be reported. Stock acquired on the exercise of a Company stock option may not be sold until six months after the option grant date.

Other Securities Law Restrictions

The federal securities laws also impose on each Covered Person other restrictions which are not related to the possession of material nonpublic information. Even if a Covered Person has no material nonpublic information, a Covered Person may not sell publicly securities of the Company unless such sale is covered by an effective registration statement or is being made pursuant to the registration requirement. Rule 144 under the Securities Act of 1933, as amended (“Rule 144”) provides an exemption from registration for sales made through transactions with brokers, provided that a number of conditions are met. Rule 144 sets forth various requirements (including volume, manner of sale and current public information requirements) with respect to the sale of securities by any “affiliate,” which may be deemed to include a Covered Person. If a Covered Person, or any Related Party thereof, is permitted to make a public sale pursuant to this Trading Policy and the Insider Trading Statement, a Covered Person should advise his or her broker that he or she is selling pursuant to Rule 144 and he or she may be obligated to file a Form 144 with the SEC and the NYSE. If a Covered Person, or any Related Party thereof, intends to sell Company securities, such Covered Person must coordinate with the Company’s General Counsel and the broker of such Covered Person as part of the pre-clearance process to ensure any applicable compliance with Rule 144. The Company’s General Counsel has copies of Form 144 and is able to advise and provide assistance in connection with such transactions.

In addition, when the Company is engaged in a distribution of its securities through a public offering or otherwise, a Covered Person may not purchase any securities, whether or not he or she is in possession of material nonpublic information, until such distribution has been completed. If there are any questions about purchases while the Company is engaged in such a distribution, advice should be sought from the Company’s General Counsel.

Compliance With the Insider Trading Statement

Except as set forth under the section entitled “Anti-Hedging and Pledging Pre-Approval” in this Trading Policy, the procedures set forth in this Trading Policy are in addition to the policies set forth in the Insider Trading Statement and are not a substitute therefor. A Covered Person is responsible for complying with both the Insider Trading Statement and this Trading Policy. Thus, even if a Covered Person receives preclearance and no blackout period is in effect, a Covered Person, and any of such Covered Person’s Related Parties may not “tip” or trade in Company securities if in possession of material nonpublic information about the Company.

Anti-Hedging and Pledging Pre-Approval Policy

The Company considers it inappropriate for any executive officer or director to engage in any transactions designed to hedge or offset any decrease in the market value of the Company’s equity securities (commonly referred to as “hedging” or “monetization” transactions), including, but not limited to, through the use of financial instruments such as exchange funds, equity swaps, puts, calls, collars, forwards and other derivative instruments, or through the establishment of a short position in the Company’s equity securities. Therefore, such transactions are prohibited. This prohibition also includes transactions, such as forward sale contracts, in which the stockholder continues to own the underlying security without all the risks or rewards of ownership. The prohibitions in this paragraph do not apply to the exercise of stock options granted as part of a Company incentive plan.

Additionally, executive officers and directors may not pledge, including by holding Company securities in a margin account, or otherwise encumber Company stock without obtaining prior pre-clearance of the Human Resources Committee; provided that such pre-clearance will not be required for: (1) loans from the Company’s 401k Savings Plan accounts; (2) the involuntary imposition of liens, such as tax liens or liens arising from legal proceedings, or customary purchase and sale agreements, such as Rule 10b5-1 plans; or (3) pledges of less than a “significant” amount of Company stock. The term “significant” means the lesser of 0.50% of the Company’s outstanding equity securities and 10% of the equity securities of the Company owned by the executive officer or director. In addition, any pledged shares do not count towards an executive officer’s or director’s stock ownership requirements.

Compliance with the Policy Following Termination of Service

If any Covered Person is aware of material non-public information with respect to the Company when such person terminates service as a director, officer, employee or consultant of the Company, such person may not engage in any transactions subject to this Trading Policy and the Insider Trading Statement involving the Company’s securities until that information has become public or is no longer material. Additionally, if such person’s service with the Company terminates during any blackout period, such person will continue to be subject to the restrictions set forth in this Trading Policy and the Insider Trading Statement until such blackout period has ended.

This Trading Policy will still apply to any Covered Person regarding, (i) any transactions within the six-month period following the termination of such Covered Person’s service as a Section 16 Person also must not be subject to short-swing liability under Section 16(b) of the Exchange Act and (ii) in order to ensure compliance with Rule 144 as described above, any such individual must notify the Company prior to making any sales of the Company’s securities during the three months following such time that such individual ceases serving as a Section 16 Person.

If there are any questions regarding this Trading Policy or the Insider Trading Statement, or the Company’s policy with respect to Rule 10b5-1 plans, please contact the Company’s General Counsel.

Adopted effective as of December 5, 2024.